Exhibit 10.1
CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [**], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(b)(10)(iv). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Amendment No. 3
to the Master Agreement

This Amendment No. 3 (“Amendment No. 3”) to the Master Agreement is entered into and effective as of August 1, 2024 (“Amendment No. 3 Effective Date”) by and between Regeneron Pharmaceuticals, Inc., a corporation organized under the laws of New York (“Regeneron”), and Alnylam Pharmaceuticals, Inc., a corporation organized under the laws of Delaware (“Alnylam”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Recitals
WHEREAS, Regeneron and Alnylam are parties to that certain Master Agreement dated April 8, 2019 (“Master Agreement”) as amended by Amendment No. 1 to the Master Agreement dated April 10, 2023 (“Amendment No. 1”) and Amendment No. 2 to the Master Agreement dated March 7, 2024 (“Amendment No. 2”) (the Master Agreement, together with Amendments No. 1 and No. 2, the “Agreement”);

WHEREAS, the Parties now wish to further amend the Agreement to enable the conduct of certain technology development activities related to the generation and evaluation of [**] and to clarify certain terms:

NOW THEREFORE, in consideration of the foregoing and the agreements below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.    Defined Terms: The following new defined term is hereby added to Article 1 of the Agreement, effective as of the Effective Date of the Agreement:
1.278“[**] Research Plan” has the meaning set forth in Section 3.2.3(f)(iii).
2.     The Parties hereby agree that Sections 3.2.3(f)(ii) and (iii) of the Agreement are hereby restated and amended and new Sections 3.2.3(f)(iv) and 3.2.3(f)(v) are hereby added to the Agreement, effective as of the Effective Date of the Agreement:
3.2.3(f)    (ii)    The Parties agree to conduct certain technology development activities related to formulation and the evaluation of [**] in accordance with the mutually agreed research plan attached as Schedule 1.275 to Amendment No. 1 (the “[**] Research Plan”). The [**] Research Plan may be updated or amended by mutual written agreement of the Parties (via the JSC and reflected in the JSC meeting minutes ) from time to time. In the event of any dispute between the Parties related to an update or amendment to the [**] Research Plan, then such dispute will be deemed to be a Deadlocked Dispute and resolved in accordance with Section 2.2.3(a)(ii). Under the [**] Research Plan, Alnylam will provide the siRNAs for the activities under the workplan. For clarity, the [**] Research Plan is not part of the [**] Development Plan.
(iii)    The Parties agree to conduct certain technology development activities related to the generation and evaluation of [**], in accordance with the mutually agreed research plan attached hereto as Schedule 1.278 (the “[**] Research Plan”). Each Party will provide [**] updates on such Party’s Technology Development Activities under the [**] Research Plan to the JSC. The [**] Research Plan may be updated or amended by mutual written agreement of the Parties (via the JSC and reflected in the JSC meeting minutes) from time to time. In the event of any dispute between the Parties related to an update or amendment to the [**] Research Plan, then such dispute will be deemed to be a Deadlocked Dispute and resolved in accordance with Section 2.2.3(a)(ii). Under the [**] Research Plan, Regeneron will provide one or more antibody ligand(s) and Alnylam will provide siRNAs for the activities under the workplan. For clarity, the [**] Research Plan is not part of the [**] Development Plan.
(iv)    The technology development activities described in clauses (i), (ii) and (iii) above may be referred to herein as the “Technology Development Activities.” All costs associated with Technology Development Activities shall be borne by the Party performing such activities and shall not be creditable against any payments hereunder. The Parties shall conduct all Technology Development Activities in good faith. For clarity, any Materials provided by one Party to the other Party in connection with the Technology Development Activities shall be governed by Section 3.8 and, in particular, shall be used by the recipient Party solely for the intended Technology Development Activities. At least once each Calendar Quarter or upon the other Party’s reasonable request, each Party will provide the other Party information in its Control generated through the Technology Development Activities.
(v)    Notwithstanding anything to the contrary (including Section 7.1.1), with respect to the Technology Development Activities, (A) any improvement, discovery or Information, patentable or otherwise, that are conceived or reduced to practice (in whole or in part) or otherwise identified, discovered, made or developed, as applicable, solely by Alnylam, its employees, agents or consultants, solely by Regeneron, its employees, agents or consultants or jointly by individuals who are employees, agents or consultants of Alnylam or its Affiliates or its or their Sublicensees, on the one hand, and individuals who are employees, agents or consultants of Regeneron or its Affiliates or its or their Sublicensees, on the other hand, under or in the course of such Technology Development Activities, and (B) any Patent Rights that Cover such improvements, discoveries or Information described in clause (A), will be classified as Joint Collaboration IP, and the Patent Rights in clause (B) will be classified as Joint Collaboration Patents.
3.    The Parties hereby agree that Sections 5.1.5 and 5.2.3 of the Agreement are hereby restated and amended, effective as of the Effective Date of the Agreement:

5.1.5    during the Research Term, a non-exclusive, non-transferable (except as permitted by Section 12.2), worldwide license (or sublicense), without any right to grant sublicenses (other than to subcontractors permitted under Section 3.4.5), under any Alnylam Technology that is relevant to the Technology Development Activities assigned to Regeneron under the [**] Research Plan, the [**] Research Plan, or the [**] Research Plan to perform such Technology Development Activities, which license shall be fully paid-up;
5.2.3    during the Research Term, a non-exclusive, non-transferable (except as permitted by Section 12.2), worldwide license (or sublicense), without any right to grant sublicenses (other than to subcontractors permitted under Section 3.4.5), under any Regeneron Technology that is relevant to the Technology Development Activities assigned to Alnylam under the [**] Research Plan, the [**] Research Plan, or the [**] Research Plan, to perform such Technology Development Activities, which license shall be fully paid-up;
4.    Except as specifically amended herein, all other terms of the Agreement shall remain in full force and effect. The Parties may execute this Amendment No. 3 in counterparts, each of which is deemed an original, but all of which together constitute one and the same agreement. This Amendment No. 3 may be executed or delivered electronically or by facsimile transmission, and the Parties hereby agree that any electronic or facsimile signatures hereto are legal, valid and enforceable as originals.
[signatures follow]

THIS AMENDMENT NO. 3 IS EXECUTED by the authorized representatives of the Parties as of the Amendment No. 3 Effective Date.

ALNYLAM PHARMACEUTICALS, INC.	REGENERON PHARMACEUTICALS, INC.
By: /s/ Jeff Poulton Name: Jeff Poulton Title: Chief Financial Officer	By: /s/ Kerry Reinertsen Name: Kerry Reinertsen Title: SVP Strategic Alliances

Schedule 1.278
[**] Research Plan

[**]

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